EXHIBIT 23





                       CONSENT OF INDEPENDENT ACCOUNTANTS




         We hereby consent to the incorporation by reference in the Prospectus constituting part of this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (No. 33-66116) of our report dated February 1, 1996, which appears on page 17 of Union Electric Company's 1995 Annual Report to Shareholders, which is incorporated by reference in Union Electric Company's Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 12 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.


         /s/ Price Waterhouse LLP

         Price Waterhouse LLP
         St. Louis, Missouri
         November 22, 1996


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